EXHIBIT 3.1

                           CERTIFICATE OF DESIGNATION
                                       OF

                          CERTIFICATE OF INCORPORATION
                                       OF

                                  ADSTAR, INC.

      AdStar, Inc., a Delaware corporation (the "Corporation"), acting pursuant to Section 141 of the Delaware General Corporation Law, does hereby submit the following Certificate of Designation of Series and Determination of Rights and Preferences of its Series B-1 Preferred Stock.

      FIRST: The name of the Corporation is AdStar, Inc.

      SECOND: This Certificate of Designation shall be effective as of December 23, 2002.

      THIRD: By a vote of the Board of Directors of the Corporation at a meeting on December 2, 2002, the following resolutions were duly adopted:

      WHEREAS, the Certificate of Incorporation of the Corporation authorizes Preferred Stock consisting of 5,000,000 shares, par value $.0001 per share, issuable from time to time in one or more series; and

      WHEREAS, the Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and by the provisions of Article FOURTH of the Corporation's Certificate of Incorporation to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such series; and

      WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

      NOW, THEREFORE, BE IT RESOLVED that pursuant to Article FOURTH of the Corporation's Certificate of Incorporation, there is hereby established a new series of 1,200,000 shares of Series B-1 Preferred stock of the Corporation, par value $.0001 per share, to have the designation, rights, preferences, powers, restrictions and limitations set forth in a supplement to Article FOURTH as follows:

                         TERMS OF SERIES B-1 CONVERTIBLE
                         PREFERRED STOCK OF ADSTAR, INC.

1. Designation, Par Value and Number. 1,200,000 shares of authorized Series B-1 Preferred of the Corporation are hereby constituted as a series of preferred stock, having a par value of $0.0001 per share. In accordance with the terms hereof, each share of Series B-1 Preferred shall have the same relative rights as and be identical in all respects with each other share of Series B-1 Preferred.

2.    Dividends.

      a. General. Upon the occurrence of a Liquidation Event and to the extent permitted under the Delaware



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      General Corporation Law, the Corporation shall pay preferential cumulative dividends in cash to the holders of the Series B-1 Preferred as provided in this Section 2.a. Dividends on each issued and outstanding share of the Series B-1 Preferred shall accrue on a daily basis at a rate of 7% per annum of the Series B-1 Liquidation Value thereof from and including the Series B-1 Original Issuance Date to and including the first to occur of
      (i) the date on which the Series B-1 Liquidation Value of such share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with a Liquidation Event or (ii) the date on which such share of Series B-1 Preferred is converted into shares of Common hereunder. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Series B-1 Junior Securities.

b. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series B-1 Preferred, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Series B-1 Preferred held by each such holder.

c. Participation in Common Dividends. In the event that the Corporation declares or pays a dividend or makes any distribution on the Common, then the holders of the outstanding shares of Series B-1 Preferred (on a Common Equivalent Basis as of the record date for such dividend or distribution) and the holders of the Common shall share pro rata in such dividend or distribution.

d. Treatment of Accrued and Unpaid Dividends Upon Conversion. Upon any conversion of shares of Series B-1 Preferred into Common in accordance with Section 5, all accrued and unpaid dividends on the Series B-1 Preferred shall be waived.

3.    Voting Rights.

      a. General. The holders of the Series B-1 Preferred shall be entitled to notice of all stockholders meetings in accordance with the By-laws and, except as otherwise provided herein or required by applicable law, the holders of the Series B-1 Preferred shall be entitled to vote on all matters submitted to the stockholders for a vote, voting as a single class with the Common and other securities that vote with the Common, with the holders of Series B-1 Preferred entitled to one vote for each share of Series B-1 Preferred held as of the record date for such vote or, if no record date is specified, as of the date of such vote.

      b. Actions Requiring the Consent of the Holders of Series B-1 Preferred . So long as any shares of Series B-1 Preferred remains outstanding, the Corporation shall not, unless it has received the prior approval from the holders of at least a majority of the shares of Series B-1 Preferred then outstanding:

            (i) make any amendment to the Certificate of Incorporation, this Certificate of Designation or the By-laws, or file any resolution of the Board with the Delaware Secretary of State containing any provisions or take any other action, that would amend the terms of the Series B-1 Preferred, increase or decrease the number of authorized Series B-1 Preferred, approve a reverse stock split with respect to the Series B-1 Preferred or adversely affect or otherwise impair the rights or the relative preferences or priorities of the holders of the Series B-1 Preferred under the Certificate of Incorporation, this Certificate of Designation or the By-laws;

            (ii) make any amendment to the Certificate of Incorporation, this Certificate of Designation or the By-laws, or file any resolution of the Board with the Delaware Secretary of State containing any provisions, or cause the approval and authorization of or amend, replace or modify the Governance Agreement, or take any other action, that would affect the rights of the Investor to nominate a member or members to the Board;

            (iii) except for the issuance and sale of the Series B-1 Preferred and the Series B-2 Preferred,


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                  authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of any capital stock or other equity securities of the Corporation (or any securities convertible into or exchangeable for any capital stock or other equity securities of the Corporation) having rights, preferences, privileges or priorities pari passu with or senior to the Series B-1 Preferred;

            (iv) directly or indirectly (x) declare or pay any cash or property dividends or make any cash or property distributions upon any of its capital stock or other equity securities or (y) redeem, purchase or otherwise acquire any of the Corporation's capital stock or other equity securities (including warrants, options and other rights to acquire such capital stock or other equity securities), in each case, except out of the Corporation's earned surplus; or

            (v) liquidate, dissolve or wind-up the Corporation, whether pursuant to a Federal bankruptcy proceeding, state law or otherwise.

4.    Liquidation, Dissolution, etc.

      a. Liquidation Event. Upon any (i) liquidation (whether in connection with a sale of all or substantially all of the assets of the Corporation or otherwise), dissolution or winding up of the Corporation (whether voluntary or involuntary) or (ii) any merger or consolidation to which the Corporation is a party pursuant to which the holders of Common are entitled to receive securities or cash in exchange for such Common (except where, after giving effect to such merger, the holders of the Corporation's outstanding capital stock immediately prior to such merger or consolidation shall continue to own the Corporation's outstanding capital stock possessing more than 50% of the voting power of the surviving entity) (each, a "Liquidation Event"):

            (i) Each holder of Series B-1 Preferred shall be entitled to receive, prior and in preference to any distribution or payment made upon, or in exchange for, any Series B-1 Junior Securities, an amount equal to (payable in the same form as the merger consideration paid to the holders of Common, if applicable (and in the same ratio if more than one form of consideration is used)) (i) the aggregate Series B-1 Liquidation Value of all shares of Series B-1 Preferred held by such holder plus (ii) all accrued and unpaid dividends on such shares of Series B-1 Preferred. If upon any Liquidation Event the Corporation's assets or merger consideration to be distributed among the holders of the Series B-1 Preferred and any Pari Passu Securities are insufficient to permit payment to such holders of the aggregate amount that they are entitled to be paid pursuant to the terms of such securities, then the entire assets or merger consideration available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders of the Series B-1 Preferred and any Pari Passu Securities based upon the aggregate liquidation value (plus all accrued and unpaid dividends) of the shares of such securities held by each such holder.

            (ii) After payment to the holders of the Series B-1 Preferred and any Pari Passu Securities of the amounts set forth in Section 4.a(i), the entire remaining assets and funds of the Corporation or merger consideration legally available for distribution, if any, shall be distributed pro rata among the holders of the Common and the holders of the Series A Preferred.

      b. Form of Consideration. Whenever the distribution provided for in this Section 4 shall be payable in securities or property other than cash, the value of such securities or property shall be the fair market value thereof as determined by the Board in its reasonable and good faith determination.

5.    Conversion.

      a.    Conversion Procedure.

            (i) At any time and from time to time, a holder of Series B-1 Preferred shall have the right to convert all or any portion of its shares of Series B-1 Preferred into the number of shares of Common computed by dividing (x) the aggregate Series B-1 Liquidation Value of the shares of Series B-1 Preferred to be


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                  converted by (y) the Series B-1 Conversion Price then in
                  effect.

            (ii) All shares of Series B-1 Preferred shall automatically convert into Common (pursuant to the computation set forth in Section 5.a(i)) on the first day after the 24-month anniversary of the Series B-1 Original Issuance Date for which the Market Price of a share of Common exceeds 200% of the average trading price per share of Common during the 30 consecutive days immediately preceding the Series B-1 Original Issuance Date.

            (iii) Each conversion of Series B-1 Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series B-1 Preferred to be converted have been surrendered for conversion at the principal office of the Corporation (any such date being referred to as a "Conversion Date"). At the time any such conversion has been effected, the rights of the holder of the shares of Series B-1 Preferred converted as a holder of Series B-1 Preferred shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common represented thereby.

            (iv) As soon as possible after a conversion has been effected the Corporation shall, or (if applicable) use its best efforts to cause its transfer agent to, deliver to the converting holder:

                  (1) certificates representing the number of shares of Common issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

                  (2) a certificate representing any shares of Series B-1 Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

            (v) The issuance of certificates for shares of Common upon conversion of Series B-1 Preferred shall be made without charge to the holders of such Series B-1 Preferred or Common for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common. Upon conversion of each share of Series B-1 Preferred, the Corporation shall take all such actions as are necessary in order to insure that the Common issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

            (vi) The Corporation shall not close its books against the transfer of Series B-1 Preferred or of Common issued or issuable upon conversion of Series B-1 Preferred in any manner that interferes with the timely conversion of Series B-1 Preferred. The Corporation shall assist and cooperate with any holder of shares of Series B-1 Preferred required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

            (vii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common, solely for the purpose of issuance upon the conversion of shares of the Series B-1 Preferred, such number of shares of Common as are issuable upon the conversion of all outstanding Series B-1 Preferred. All shares of Common that are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and encumbrances. The Corporation shall take all such actions as may be necessary to insure that all such shares of Common may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common may be listed (except for official notice of issuance which shall be delivered immediately by the Corporation upon each such issuance). The Corporation shall not take any action that would cause the number of authorized but unissued shares of Common to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series B-1 Preferred.


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           (viii) If any fractional interest in a share of Common would, except for the provisions of this subparagraph, be delivered upon any conversion of the Series B-1 Preferred, the Corporation, in lieu of delivering the fractional share therefor, may pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion. The determination as to whether or not to make any cash payment in lieu of the issuance of fractional shares shall be based upon the total number of shares of Series B-1 Preferred being converted at any one time by the holder thereof, not upon each share of Series B-1 Preferred being converted.

      b.    Conversion Price.

            (i) The initial Series B-1 Conversion Price shall be $0.75 per share of Common. In order to prevent dilution of the conversion rights granted under this Section 5, the Series B-1 Conversion Price shall be subject to adjustment from time to time pursuant to this Section 5.b.

            (ii) Record Date. If the Corporation takes a record of the holders of Common for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common, Options or in Convertible Securities or (B) to subscribe for or purchase Common, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

            (iii) Subdivisions or Combinations of Common. If the Corporation at
                  any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common into a greater number of shares, the Series B-1 Conversion Price in effect immediately prior to such subdivision shall be reduced proportionately, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common into a smaller number of shares, the Series B-1 Conversion Price in effect immediately prior to such combination shall be increased proportionately.

            (iv) Recapitalization, Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Common are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common, and which does not otherwise qualify as a Liquidation Event, is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series B-1 Preferred then outstanding) to insure that each of the holders of Series B-1 Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common immediately theretofore acquirable and receivable upon the conversion of such holder's Series B-1 Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series B-1 Preferred immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series B-1 Preferred then outstanding) to insure that the provisions of this Section 5.c shall thereafter be applicable to the securities issued in exchange for the Series B-1 Preferred (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation and the value for the Common reflected by the terms of such consolidation, merger or sale is less than the Series B-1 Conversion Price in effect immediately prior to such consolidation, merger or sale, an immediate adjustment of the Series B-1 Conversion Price to the value for the Common so reflected and a corresponding immediate adjustment in the number of shares of Common acquirable and receivable upon conversion of Series B-1 Preferred). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Series B-1


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                  Preferred then outstanding) the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

            (v) Certain Other Events. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board shall make an appropriate adjustment in the Series B-1 Conversion Price so as to protect the rights of the holders of Series B-1 Preferred; provided, that, no such adjustment shall increase the Series B-1 Conversion Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Common issuable upon conversion of each share of Series B-1 Preferred.

      c.    Notices.

            (i) Immediately upon any adjustment of the Series B-1 Conversion Price, the Corporation shall give written notice thereof to all holders of Series B-1 Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

            (ii) The Corporation shall give written notice to all holders of Series B-1 Preferred at least ten (10) days prior to the date on which the Corporation closes its books or takes a record
                  (A) with respect to any dividend or distribution upon Common,
                  (B) with respect to any pro rata subscription offer to holders of Common or (C) for determining rights to vote with respect to any Liquidation Event, Organic Change, dissolution or liquidation.

            (iii) The Corporation shall also give written notice to the holders of Series B-1 Preferred at least ten (10) days prior to the date on which any Organic Change or Liquidation Event shall take place.

6.    Preemptive Right.

      a. If the Corporation proposes to issue or sell any securities, the Corporation shall, as soon as practicable and in any event no later than 10 days before the consummation of such transaction, deliver a notice to each of the holders of the Series B-1 Preferred stating
            (i) a description of the transaction pursuant to which it proposes to issue such securities; (ii) the number of such securities; (iii) the price, if any, for which it proposes to sell such securities; and (iv) the identity of the proposed purchaser(s).

      b. Each holder of Series B-1 Preferred may elect, by giving notice to the Corporation within 15 days after receipt of the notice referenced above, to purchase, at the same price and on the same terms and conditions as the issuance or sale described in such notice, the number of securities equal to the product of (i) the aggregate number of securities issued or sold by the Corporation multiplied by (ii) a fraction with a numerator equal to the number of shares of Common (on a Common Equivalent Basis) that such holder owns and a denominator equal to the number of Common outstanding immediately prior to the issuance of such securities.

      c. The preemptive right set forth in this Section 6 shall not apply to the issuance of shares of Common (a) issued upon conversion of the Series B-1 Preferred, (b) issued as a dividend or distribution on the Series B-1 Preferred for which adjustment is made pursuant to
            Section 5(b)(iii), (c) issued upon conversion of the Series A Preferred, (d) issued or issuable pursuant to any equity incentive plan approved by the Board or (e) issued or issuable pursuant to any merger, acquisition or consolidation (including shares of Common issued or issuable for cash if such cash is to be used for any such merger, acquisition or consolidation) pursuant to which the Corporation is a party.

7.    General.

      a. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Common or Series B-1 Preferred, and in the case of any such loss, theft or destruction,


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            upon receipt of indemnity reasonably satisfactory to the Corporation
            (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Common or Series B-1 Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

      b. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, by reputable overnight courier service, charges prepaid or by personal delivery, and shall be deemed to have been given (i) three (3) business days after being sent by registered or certified mail, (ii) one (1) business day after being deposited with such an overnight courier service, and (iii) upon delivery, if by personal delivery, if mailed or delivered (A) to the Corporation, at its principal executive offices, or (B) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

8.    Definitions.

      "Board" means the Board of Directors of the Corporation.

      "By-laws" means the By-laws of the Corporation, as they may be amended from time to time.

      "Certificate of Designation" means this Series B-1 Preferred Certificate of Designation.

      "Certificate of Incorporation" means the Certificate of Incorporation of the Corporation, as it may be amended from time to time.

      "Common" means the Corporation's Common Stock, $.0001 par value per share.

      "Common Equivalent Basis" means, as of the date of such determination, the number of shares of Common that each holder of Series B-1 Preferred would be entitled to receive upon conversion of its Series B-1 Preferred into Common.

      "Conversion Date" is defined in Section 5.a(iii).

      "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common.

      "Corporation" means AdStar, Inc., a Delaware corporation.

      "Governance Agreement" means the Amended and Restated Governance Agreement, dated as of December 23, 2002, among the Corporation, the Investor and the stockholders of the Corporation named therein.

      "Investor" means Tribune Company, a Delaware corporation.

      "Liquidation Event" has the meaning given such term in Section 4.a above.

      "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq Stock Market as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the Nasdaq Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic


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over-the-counter market as reported by the National Quotation Bureau,
Incorporated, or any similar successor organization, in each such case averaged over a period of 30 days consisting of the day as of which "Market Price" is being determined and the 29 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the Nasdaq Stock Market or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Series B-1 Preferred.

      "Options" means any rights, warrants or options to subscribe for or purchase Common or Convertible Securities.

      "Organic Change" is defined in Section 5.c(x).

      "Pari Passu Securities" means any of the Corporation's equity securities (whether or not currently authorized or outstanding) that by its terms is pari passu with the Series B-1 Preferred, including, but not limited to, the Series A Preferred, and the Series B-2 Preferred Stock, $.0001 par value, of the Corporation.

      "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

      "Series A Preferred" means the Series A Preferred Stock of the Corporation, $.0001 par value.

      "Series B-1 Conversion Price" has the meaning given such term in Section 5.b.

      "Series B-1 Junior Securities" means any of the Corporation's equity securities (whether or not currently authorized or outstanding) other than the Series B-1 Preferred that by its terms is junior to the Series B-1 Preferred.

      "Series B-1 Liquidation Value" means $0.75 per share of Series B-1 Preferred (subject to equitable adjustments to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences).

      "Series B-1 Original Issuance Date" means the date of the original issuance of Series B-1 Preferred.

      "Series B-1 Preferred" means the Series B-1 Convertible Preferred Stock of the Corporation, $0.0001 par value per share.

      "Series B-2 Preferred" means the Series B-2 Convertible Preferred Stock of the Corporation, $0.0001 par value per share, issued pursuant to the terms of the Series B Preferred Stock Purchase Agreement dated as of December 23, 2002, between the Corporation and the Investor (as defined therein).

      IN WITNESS WHEREOF, the undersigned has executed this Certificate this 20th day of December, 2002.


                         ADSTAR, INC.

                         By:     /s/ Leslie Bernhard
                                 -------------------------------------
                                 Name: Leslie Bernhard
                                 Title:  President and Chief Executive Officer


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